Exhibit 5.1

Goodwin Procter LLP
The New York Times Building 620 Eighth Avenue New York, NY 10018

goodwinlaw.com
+1 212 813 8800

April 1, 2022

Olo Inc.

285 Fulton Street

One World Trade Center, 82nd Floor

New York, NY 10007

Re:	Securities Registered under Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Olo Inc., a Delaware corporation (the “Company”) of up to 3,460,168 shares of our Class A Common Stock, $0.001 par value per share (the “Shares”) to be sold from time to time by the selling stockholders listed in the Registration Statement under the caption “Selling Stockholders.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP